Exhibit 5.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637
October 6, 2017
Main Tel +1 312-782-0600 Main Fax +1 312-701-7711 www.mayerbrown.com

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, Nevada 89109

Ladies and Gentlemen:

We have acted as special counsel to Caesars Entertainment Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of 39,485,261 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), that are reserved for issuance under the Caesars Entertainment Corporation 2017 Performance Incentive Plan (the “Equity Plan”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.    the Registration Statement;

2.    the Equity Plan and the forms of award agreements (collectively, the “Plan Agreements”) relating to the awards to acquire Shares granted under the Equity Plan;

3.    the Second Amended and Restated Certificate of Incorporation of the Company and the amendments thereto, included as Exhibits 4.1, 4.2, 4.3 and 4.4 to the Registration Statement; and

4.    the Bylaws of the Company, included as Exhibit 4.5 to the Registration Statement.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the

Mayer Brown LLP operates in combination with other Mayer Brown entities (the “Mayer Brown Practices”), which have offices in North America, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Caesars Entertainment Corporation

October 6, 2017

conformity to the authentic original documents of all documents submitted to us as copies and that the statements regarding matters of fact in the certificates, agreements and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that, when issued in accordance with the terms of the Equity Plan and any applicable Plan Agreement under the Equity Plan, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP